Exhibit 3.59

State of Delaware Secretary of State Division of Corporations Delivered 06:39 PM 07/06/2012 FILED 06:17 PM 07/06/2012 SRV 120813668 – 5180510 FILE

CERTIFICATE OF FORMATION

OF

NORTHEAST BEHAVIORAL HEALTH, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Northeast Behavioral Health, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 6th day of July, 2012.

David Duckworth, Authorized Person